Exhibit 10.2

Certain identified information has been omitted from this document because it is both not material and would be competitively harmful if publicly disclosed, and had been marked with “[***]” to indicate where omissions have been made.

STATEMENT OF WORK # 1

This Statement of Work (“SOW # 1”) is pursuant to the 180 Consulting Master Services and Non-Disclosure Agreement, dated as of March 18, 2020 (the “Agreement”), by and between Streamline Health Solutions, Inc. (“Company”), with its principal place of business at 1175 Peachtree Street, 10th Floor, Atlanta, GA 30361 and 180 Consulting, LLC, a Georgia limited liability company (“Consultant”), with its offices located at 121 Greenway Blvd., Carrollton, Georgia 30117.

SOW # 1 is subject to all of the terms and conditions of the Agreement. All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Agreement. The effective date of this SOW # 1 shall be the latest date ascribed to the signatures of the authorized parties of the Company and Consultant set forth below.

Project Title – Product Manager

Project Objectives	In collaboration with Company’s leadership, provide resource expertise to function as the Company’s Product Manager.
Description of Services

Provide specialized resource expertise to work in conjunction with assigned Company resources to deliver the services defined herein. In this capacity, the Consultant Resource (as defined below) will work collaboratively as the Product Manager.

[***]

Consultant Resources	Product Manager – [***]
Time Allocation	Consultant will commit the appropriate amount of resources and time required to achieve all identified and assigned objectives, though time provided is not exclusive. The Consultant’s time allocated within SOW # 1 is based on a standard forty (40) hour work week.
Length of SOW (“Term”)

This SOW # 1 shall be effective through January 30, 2021 (“SOW Initial Term”) and shall automatically renew thereafter every sixty (60) days (each, an “SOW Renewal Term”) unless one party provides thirty (30) days advanced written notice to the other party of its intent not to renew. The SOW Initial Term and all SOW Renewal Terms are collectively referred to as the “Term.”

Termination of this SOW # 1 shall be governed by, and completed in accordance with, Section 7 of the Agreement; provided however, that in the event of a termination by Company during the SOW Initial Term, Company agrees to pay Consultant the pro-rata portion of the Service Fees set forth herein for the ninety (90) day period after such date of the termination notice.

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Service Fees

During the Term of this SOW, as compensation for the Services set forth above, Company shall pay Consultant a service fee for each Consultant Resource (the “Service Fee”). The Service Fee includes compensation allocated in accordance with Section 4.3 of the Agreement, which consists of a cash payment (“Cash Portion”) and a grant of common stock of the Company (“Equity Portion”). In the event a Consultant Resource does not perform project work for a complete month or reduces the project time allocation during a particular month, the Service Fees shall be reduced and pro-rated accordingly when invoiced for the subsequent month.

As compensation for the Services set forth above to be provided by the Consultant Resource, and in accordance with Section 4.3 of the Agreement, Company shall compensate Consultant for both the Cash Portion and Equity Portion of the Service Fee as follows:

●     Payment of the Cash Portion equal to $[***] for each month during the SOW Initial Term and, if applicable, any subsequent SOW Renewal Terms.

●     Provision of the Equity Portion equal to [***] shares of Company common stock, as calculated per Section 4.3.2 of the Agreement

Service fees shall not exceed the amounts for each month as set forth herein without the consent of Company. However, in the event that the Company requests, and the Consultant agrees to provide, additional time for a requested Consultant Resource (“Added Time”), such Added Time shall be billable based on the applicable hourly rate per Consultant Resource.

All monthly invoices shall be paid in accordance with Section 4 of the Agreement.

Expenses	Out of pocket expenses associated with this SOW # 1 for airfare, overnight accommodations, meals and other incidental expenses associated with business travel by Consultant or any Consultant Resource on behalf of the Company will be billed as incurred in accordance with Section 4.9 of the Agreement.
Payment Terms	Consultant shall submit invoices at the beginning of each month for Services provided within that month. Invoices shall be paid in accordance with the terms set forth in Section 4 of the Agreement.

It is the intention and understanding of the parties hereto that this Appendix A shall act as an extension of the Agreement and shall not act as a novation of the Agreement. In the event of any conflict or inconsistency between the Agreement and SOW # 1, the terms and provisions of SOW # 1 shall prevail and be given priority.

All aforementioned Consultant Resources, Time Allocation, and Service Fees are estimates based on the Consultant’s current understanding of the Company’s requirements, and these estimates are subject to change based on ongoing dialog and discovery of the Company’s detailed requirements. If these project updates result in a material change to the overall project, Consultant shall provide a written estimate update, which Company retains the right to review and approve.

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ACKNOWLEDGED, ACCEPTED AND AGREED TO:

180 CONSULTING, LLC	streamline health solutions, INC.

Name: Greg Shilling	Name:Bill Garvis
Title: Managing Member	Title: Chief Operating Officer
/s/ Greg Shilling	/s/ Bill Garvis
(Signature)	(Signature)
Date: March 19, 2020	Date: March 19, 2020

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